Exhibit 99.1

1855 Lockeway Dr. Suite 501 • Alpharetta, GA 30004 • 678-393-2651 • Fax 678-393-2657

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces First Quarter Fiscal 2011 Results

Alpharetta, GA – July 7, 2010 – Cellu Tissue Holdings, Inc. (NYSE: CLU), a North American producer of tissue products, today reported net sales of $132.1 million and a net loss of $1.3 million, or a loss of $0.07 per diluted share, for the fiscal 2011 first quarter ended May 27, 2010.

Summarized consolidated fiscal 2011 first quarter results compared to fiscal 2010 first quarter results are as follows:

•	Net sales for the fiscal 2011 first quarter were $132.1 million, up 11.1% compared to $118.9 million in the fiscal 2010 first quarter.
•	Income from operations for the fiscal 2011 first quarter was $5.7 million compared to $13.3 million in the fiscal 2010 first quarter.
•	Adjusted EBITDA was $12.9 million in the fiscal 2011 first quarter compared to $20.5 million in the fiscal 2010 first quarter.
•	Interest expense for the fiscal 2011 first quarter was $7.5 million compared to $6.5 million in the first quarter of fiscal 2010, due to higher interest rates.
•

Net loss for the fiscal 2011 first quarter was $1.3 million, or a loss of $0.07 per diluted share, compared to net income of $2.3 million, or earnings of $0.13 per diluted share for the fiscal 2010 first quarter.

“Our fiscal 2011 first quarter results reflect strong and improving fundamentals within our business offset by the continued impact of record high pulp prices and no retail market price increase in converted tissue products,” said Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue Holdings. “Our sales volumes and operating cost structure were in-line with our internal expectations. We have also taken the appropriate steps to combat continued high pulp costs by executing price increases in tissue hardrolls, machine-glazed products, and the away-from-home converted market as planned, and we will see these benefits beginning in the fiscal second quarter.

“We are maintaining our fiscal 2011 EBITDA guidance range of $77 million to $85 million. This guidance assumes that we continue to execute our strategy to grow converted tissue products and that pulp prices will begin trending down during the second half of our fiscal year, returning to historical levels by our fiscal year-end.”

Fiscal 2011 First Quarter Financial and Operating Results

	Three months ended
	May 27, 2010	May 28, 2009	Increase (Decrease)
Net sales	$132.1 million	$118.9 million	$13.2 million	11.1%
Gross Profit	$12.2 million	$19.8 million	$(7.6) million	(38.7)%
Income from operations	$5.7 million	$13.3 million	$(7.6) million	(56.9)%
Tons sold	82,494	78,009	4,485	5.7%
Net selling price per ton	$1,580	$1,501	$79	5.3%

Net sales for the quarter increased $13.2 million, or 11.1% quarter-over-quarter, primarily as a result of a 5.7% increase in tons sold, the continued mix shift to converted tissue products and the previously mentioned hardroll price increases. The increase in total tons sold reflects growth in converted tons sold, partially offset by in-sourcing an additional 3,400 tons of hardrolls for the Company’s converting operations, which were purchased on the external hardroll market in the prior year period. As a result, Cellu Tissue reduced external hardroll shipments by a similar amount and improved the overall sales mix due to higher selling prices for converted tissue products, consistent with the Company’s strategy to increase the vertical integration of its acquired operations and to improve quality control and profitability.

Net selling price per ton increased 5.3% primarily due to hardroll price increases completed in the first quarter of fiscal 2011 and by the favorable impact of increasing the mix of converted tissue products relative to hardrolls. Prices in the hardroll market increased in the first quarter of fiscal 2011 but lagged price increases in the pulp market.

Gross profit as a percentage of net sales decreased to 9.2% in the fiscal 2011 first quarter from 16.7% in the fiscal 2010 first quarter. The decline was primarily driven by higher pulp costs, partially offset by improved sales mix and increases in hardroll prices.

Income from operations for the fiscal 2011 first quarter was $5.7 million compared with $13.3 million in the same period of the prior fiscal year, which was primarily attributable to the decline in gross profit.

Income Tax Benefit

Income tax benefit for the fiscal 2011 first quarter was $0.6 million compared to income tax expense of $4.1 million for the fiscal 2010 first quarter. The Company’s effective tax rate for the first quarter of fiscal 2011 was 31.9%, which includes the beneficial impacts of reductions in applicable foreign tax rates as well as the full phase-in of the tax benefits from the domestic production activities deduction. Management estimates the overall tax rate for fiscal 2011 will be approximately 34%.

Segment Operating Results

Tissue

	Quarter ended
	May 27, 2010	May 28, 2009	Increase (Decrease)
Net sales	$103.0 million	$93.5 million	$9.5 million	10.2%
Income from operations	$6.5 million	$12.4 million	$(5.9) million	(47.7)%
Tons sold:
Converted tissue products	28,074	24,360	3,714	15.2%
Hardrolls	33,648	34,296	(648)	(1.9)%

Total	61,722	58,656	3,066	5.2%
Overall net selling price per ton	$1,668	$1,593	$75	4.7%

Net sales for Tissue during the quarter increased to $103.0 million, or 10.2% quarter-over-quarter, primarily as a result a 5.2% increase in tons sold, the continued mix shift to converted tissue products and the hardroll price increases. The increase in total tons sold reflects growth in converted tons sold, which was partially offset by in-sourcing an additional 3,400 tons of hardrolls for the Company’s converting operations, which were purchased on the external hardroll market in the prior year period. The 4.7% increase in net selling price per ton primarily reflects the continued mix shift to converted tissue products from tissue hardrolls. Income from operations was $6.5 million in the fiscal 2011 first quarter compared to $12.4 million in the fiscal 2010 first quarter. Income from operations in the fiscal 2011 first quarter reflects rising pulp prices that were partially offset by mix improvements and hardroll price increases.

Machine-Glazed Tissue

	Quarter ended
	May 27, 2010	May 28, 2009	Increase (Decrease)
Net sales	$27.3 million	$23.6 million	$3.7 million	15.8%
Income from operations	$0.3 million	$1.3 million	$(1.0) million	(74.7)%
Tons sold:
Hardrolls	18,302	17,332	970	5.6%
Converted tissue products	2,470	2,021	449	22.2%

Total	20,772	19,353	1,419	7.3%
Overall net selling price per ton	$1,316	$1,219	$97	8.0%

Net sales in Machine-Glazed Tissue increased to $27.3 million from $23.6 million in the fiscal 2010 first quarter as a result of increased sales volumes and higher net selling prices. Operating income in Machine-Glazed Tissue was $0.3 million in the fiscal 2011 fourth quarter, down compared to $1.3 million in the fiscal 2010 first quarter due to significantly higher pulp prices, partially offset by higher net selling prices.

Foam

	Quarter ended February 28,
	2010	2009	Increase (Decrease)
Net sales	$1.8 million	$1.9 million	$(0.1) million	(3.8)%
Income from operations	$0.0 million	$0.6 million	$(0.6) million	(106.0)%

Net sales in Foam were $1.8 million compared to $1.9 million in the prior fiscal year period. Income from operations decreased by $0.6 million in the current fiscal year period due to lower selling prices and higher resin costs, which is the primary raw material used to manufacture the Company’s foam products.

Adjusted EBITDA

Earnings before interest, taxes, depreciation, amortization and special items (Adjusted EBITDA) for the first quarter ended May 27, 2010 totaled $12.9 million, compared to $20.5 million for the comparable period in the prior fiscal year.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth the Company’s first quarter consolidated statements of operations, financial position and selected consolidated financial data, including information concerning the Company’s cash flow position, selected consolidated segment data, reconciliations of consolidated net income to consolidated EBITDA and reconciliations of consolidated EBITDA to consolidated Adjusted EBITDA.

EBITDA represents earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to reflect the additions and eliminations described in the table below. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

–	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

–	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

–	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

–	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

–	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

Management uses EBITDA and Adjusted EBITDA:

–	as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis, as both remove the impact of items not directly resulting from our core operations;

–	for planning purposes, including the preparation of our internal annual operating budget;

–	to allocate resources to enhance the financial performance of our business;

–	to evaluate the performance and effectiveness of our operational strategies;

–	to evaluate our capacity to fund capital expenditures and expand our business; and

–	to calculate incentive compensation for our employees.

In addition, these measurements are used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back events that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

Cellu Tissue’s management invites you to listen to its conference call on July 8, 2010 at 9:00 a.m. ET regarding fiscal 2011 first quarter consolidated financial results. To participate in the conference call, you may either dial (800) 230-1951 or International (612) 332-0636, or join in listen-only mode to an audio webcast, accessible through the Investor Relations section at www.cellutissue.com. A taped replay of the conference call will be available after 1:00 p.m. on July 8, 2010 until July 22, 2010. The number to all for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 163364. The taped replay information to access the call will also be available in the Investor Relations section of the Company’s website at www.cellutissue.com.

About Cellu Tissue Holdings, Inc.

Cellu Tissue Holdings, Inc. is a North American producer of tissue products, with a focus on consumer-oriented private label products and a growing presence in the value retail tissue market.

For more information, contact Cellu Tissue Holdings, Inc. at www.cellutissue.com.

The statements contained in this release that are not purely historical, including information regarding our future financial performance and future pulp pricing, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements included in this document are based upon information available to Cellu Tissue as of the date hereof, and Cellu Tissue assumes no obligation to update any such forward-looking statements. Such statements and any other forward-looking statements are subject to risks, assumptions and uncertainties that may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements, including risks related to energy and pulp costs, the growth of our converted tissue business changes in retail pricing levels and any other risks described in our Annual Report on Form 10-K for the fiscal year ended February 28, 2010 and subsequent filings with the SEC.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended
	May 27, 2010	May 28, 2009
Net sales	$132,104,145	$118,928,222
Cost of goods sold	119,953,232	99,114,910

Gross profit	12,150,913	19,813,312

Selling, general and administrative expenses	5,392,353	5,501,154
Amortization expense	1,044,554	1,056,424

Income from operations	5,714,006	13,255,734

Interest expense, net	7,480,694	6,506,553
Foreign currency loss	215,497	356,941
Other income	(3,019)	(16,578)

Income (loss) before income tax expense	(1,979,166)	6,408,818

Income tax (benefit) expense	(631,807)	4,097,953

Net (loss) income	$(1,347,359)	$2,310,865

Basic and diluted (loss) earnings per share	$(0.07)	$0.13
Basic shares outstanding	20,149,300	17,477,971
Diluted shares outstanding	20,149,300	17,477,971

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	May 27, 2010	February 28, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$3,234,310	$3,299,033
Receivables, net	51,176,000	49,659,464
Inventories	58,702,210	56,586,982
Prepaid expenses and other current assets	3,374,041	3,810,934
Income tax receivable	2,351,846	2,788,118
Deferred income taxes	1,280,329	1,180,866

Total Current Assets	120,118,736	117,325,397

Property, plant and equipment, net	311,288,628	307,635,021
Goodwill	41,020,138	41,020,138
Other intangibles	26,295,399	27,339,953
Other assets	9,010,558	9,385,877

Total Assets	$507,733,459	$502,706,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving line of credit	$8,000,000	$1,000,750
Accounts payable	28,739,041	34,275,598
Accrued expenses	27,010,769	27,820,255
Accrued interest	13,239,944	6,721,143
Other current liabilities	978,688	623,653
Current portion of long-term debt	760,000	760,000

Total Current Liabilities	78,728,442	71,201,399

Long-term debt, less current portion	242,500,875	242,538,125
Deferred income taxes	76,239,682	77,178,393
Other liabilities	889,443	956,444

Stockholders’ Equity:
Common stock, $.01 par value, 23,715,470 shares authorized, 20,145,176 shares issued and outstanding as of February 28, 2010 and common stock, $.01 par value, 18,245,459 shares authorized, 17,447,971 shares issued and outstanding as of February 28, 2009	201,671	201,452
Capital in excess of par value	103,302,236	103,076,890
Accumulated earnings	6,113,333	7,460,692
Accumulated other comprehensive income (loss)	(242,223)	92,991

Total Stockholders’ Equity	109,375,017	110,832,025

Total Liabilities and Stockholders’ Equity	$507,733,459	$502,706,386

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	May 27, 2010	May 28, 2009
Cash flows from operating activities
Net (loss) income	$(1,347,359)	$2,310,865
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	6,389,068	5,928,005
Amortization of intangibles	1,044,554	1,056,424
Amortization of debt issue costs	378,652	112,783
Accretion and write-off of debt discount	342,750	596,915
Stock-based compensation	287,000	231,220
Deferred income taxes	(1,038,174)	2,287,630
Loss on disposal of fixed asset	60,171	-
Changes in operating assets and liabilities:
Receivables	(1,489,805)	5,402,133
Inventories	(2,136,197)	(453,669)
Prepaid expenses, other current assets and income tax receivable	936,872	(641,016)
Other assets and liabilities	(85,741)	52,314
Accounts payable, accrued expenses and accrued interest	71,120	(3,427,546)

Total adjustments	4,760,270	11,145,193

Net cash provided by operating activities	3,412,911	13,456,058

Cash flows from investing activities
Capital expenditures	(10,044,152)	(6,262,050)

Net cash used in investing activities	(10,044,152)	(6,262,050)

Cash flows from financing activities
Bank overdrafts	-	(3,285,420)
Borrowings on revolving line of credit, net	13,056,893	21,714,271
Payments on revolving line of credit, net	(6,057,643)	(24,245,095)
Payments on long-term debt	(380,000)	(380,000)
Expenses from initial public offering	(171,042)	-
Proceeds from stock options exercised	109,607	-

Net cash provided by (used in) financing activities	6,557,815	(6,196,244)

Effect of foreign currency	8,703	11,186

Net (decrease) increase in cash and cash equivalents	(64,723)	1,008,950
Cash and cash equivalents at beginning of period	3,299,033	361,035

Cash and cash equivalents at end of period	$3,234,310	$1,369,985

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

BUSINESS SEGMENTS

	Three Months Ended
	May 27, 2010	May 28, 2009
NET SALES:
Tissue	$102,976,159	$93,467,361
Machine-Glazed Tissue	27,332,813	23,594,065
Foam	1,795,173	1,866,796

Consolidated	$132,104,145	$118,928,222

INCOME FROM OPERATIONS:
Tissue	$6,455,640	$12,354,854
Machine-Glazed Tissue	339,357	1,340,387
Foam	(36,437)	616,917

Segment income from operations	6,758,560	14,312,158
Amortization expense	(1,044,554)	(1,056,424)

Consolidated	$5,714,006	$13,255,734

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(Unaudited)

	Three Months Ended
	May 27, 2010	May 28, 2009
NET (LOSS) INCOME	$(1,347,359)	$2,310,865
Add back:
Depreciation	6,389,068	5,928,005
Amortization	1,044,554	1,056,424
Interest expense, net	7,480,694	6,506,553
Income tax benefit	(631,807)	4,097,953

EBITDA	$12,935,150	$19,899,800

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED EBITDA TO CONSOLIDATED ADJUSTED EBITDA

(Unaudited)

$ in thousands

	Three months ended
	May 27, 2010	May 28, 2009
EBITDA (1)	$12,935	$19,899
Adjustments:
Natural Dam Fire (2)	-	250
APF Transition and Related Costs (3):
Facility consolidation	-	353

ADJUSTED EBITDA	$12,935	$20,502

(1) EBITDA includes stock-based compensation expense related to equity awards of $0.3 million and $0.2 million, for the three months ended May 27, 2010 and May 28, 2009, respectively.

(2) Insurance deductible costs related to a fire at our Natural Dam mill at our Gouverneur, New York facility.

(3) In fiscal year 2009, we acquired APF, which was a significant acquisition because of its size and complexity of operations. In connection with the APF acquisition, we determined that several initiatives, to be completed over a twelve-month period, would help achieve identified synergies. These initiatives included eliminating certain overhead functions and aligning those activities with our existing infrastructure as well as consolidating production and inventory storage facilities. Our consolidation of facilities included centralizing the acquired APF production facility and two APF inventory storage facilities located in Hauppauge, New York into one consolidated facility in Long Island, New York and moving machinery for a napkin line from our Neenah, Wisconsin location to the acquired APF Thomaston, Georgia facility.